Commission File No. 333-124984

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 6 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Moixa III, Inc.
(Name of small business issuer in our charter)

Nevada
(State or other jurisdiction of incorporation or organization)

6531	20-1204609
(Primary standard industrial	(I.R.S. Employer
classification code number)	Identification No.)

2341 Boston Road, Wilbraham, MA 01095
(413) 599-0005
(Address and telephone number of principal executive offices)

Silver Shield Services, Inc.
933 Woodside Drive, Suite 202, Carson City, Nevada 89701
(775) 577-4822
(Name, address and telephone of agent for service)

Copies to:
JPF Securities Law, LLC
17111 Kenton Drive, Suite 100B
Cornelius, NC 28031
Phone: (704) 897-8334
Fax: (888) 608-5705

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE (1)(2)

TOTALS	14,235,000	1,155,000	13,080,000	99.30% - 91.89%

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value common stock	14,235,000(1)	$.25(2)	$3,558,750	$450.93

TOTALS	14,235,000	$3,558,750	$450.93

(1)
Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee for the shares of the Selling Security Holders. The sale of shares by the Selling Security Holders is being registered pursuant to this Registration Statement. The registration fee for the shares of the Selling Security Holders is based upon an January 8, 2007 value of $.25.

(2)
Our Selling Security Holders hold 14,235,000 of the shares which we are now registering in this offering. These shares will be sold at $.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices.

The information in this prospectus is not complete and may change. Our Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2007

MOIXA III, INC.

1,055,000 shares of Common Stock

Our Selling Security Holders are offering 1,055,000 shares of our common stock for sale.

This offering is comprised of securities to be sold by our Selling Security Holders.

No market currently exists for our common stock.

The Selling Security Holders will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will pay all expenses of registering the securities.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Our Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this preliminary prospectus is January 8, 2007.

•	Our limited operating history and near absence of revenues makes evaluation of our business and prospects difficult.
•	We do not expect to pay dividends on our common stock.
•
If our common stock becomes tradable on the over-the-counter bulletin board, sales of our common stock by our principal shareholder could affect the level of public interest in our common stock as well as depress its price.

•	There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.
•	We have substantial near-term capital needs; we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.
•	Our principal stockholder controls our business affairs in which case there is a risk that you will have little or no participation in our business affairs.
•	If we lose the services of our key Director, our business may be impaired.
•	We do not have any plans to hire additional personnel for at least the next twelve months, which may cause substantial delays in our operations.
•	Our lack of an established brand name could negatively impact our ability to effectively compete in the real estate market.
•	Our operations are subject to possible conflicts of interest that may negatively impact upon your ability to make a profit from this investment.
•	We face intense competition, which puts us at a competitive disadvantage; if we are unable to overcome these competitive disadvantages we may never become profitable.
•	We have incurred losses from operations and limited cash flow, which raises substantial doubt as to whether we can continue as a going concern.
•	Those who buy our stock at $.25 will pay substantially more than the current book value of our stock.

ITEM 3.  SUMMARY INFORMATION

PROSPECTUS SUMMARY

The following summary highlights the more detailed information and financial statements (with notes) appearing elsewhere in this prospectus. It is only a summary. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the “Risk Factors” section (beginning on page 8).

OUR COMPANY.

Moixa III, Inc. was incorporated in Nevada in June 2004 for the purpose of buying, selling, renting, and improving real estate, which we plan to begin once this registration statement becomes effective. We have used the Roman numeral III in our name to distinguish our Nevada corporation from its two subsidiaries, which are both Massachusetts corporations. Moixa III, Inc. owns 100% of Moixa First Corporation, a Massachusetts corporation which owns 100% of its subsidiary, Moixa Second Corporation (also a Massachusetts corporation), which in turn owns the 3-story, 3-unit apartment house in Chicopee, Massachusetts now comprising our major asset. We are an early stage company and currently own just the one building. We plan to continue in this line of business for the foreseeable future.

Our executive offices are located at 2341 Boston Road, Wilbraham, MA 01095. Our telephone number is (413) 599-0005. We are currently authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. We currently have 14,235,000 shares of common stock, and zero shares of preferred stock issued and outstanding.

OUR BUSINESS.

Our Company buys, sells, rents, and improves real estate. Currently, we own one 3-story apartment house, with 3 units, located at 84-86 Cochran Street in Chicopee, Massachusetts, a city in western Massachusetts near Springfield. We obtain revenues from the rent we collect from tenants. We also expect to gain income from the capital appreciation of the real estate we own.

Our business plan is to buy more investment properties which we believe have good cash flows or good cash flow potential, plus a favorable estimated resale value. We plan to lease our properties primarily to residential tenants. We plan to make limited improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value.

THE OFFERING.

As of January 8, 2007, we had 14,235,000 shares of our common stock outstanding. This offering is by our Selling Security Holders only, not by us as a company. The amount of shares offered by our Selling Security Holders equals 1,055,000 shares. Our Selling Security Holders will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices.

Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits bids or purchases to stabilize the price of a security in the distribution.

We have paid all estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities. Our offering expenses are approximately $30,000, which we have paid ourselves.

FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

Statement of Operations	For the year ended Dec. 31, 2005	For the year ended Dec. 31, 2004

Total Revenues	$27,791	$25,976
Operating expenses	$23,897	$215,555
Income (loss) from operations	$3,894	$(189,579)
Interest expense	$7,190	$6,598
Net income (loss)	$(3,296)	$(196,177)
Net income (loss) per common share	*	$(.02)

* Less than $(.01)

Balance Sheet	At Dec. 31, 2005	At Dec. 31, 2004

Cash and cash equivalents	$80	$1,460
Total current assets	$1,153	$1,460
Net fixed assets	$121,434	$126,860
Total Assets	$122,587	$128,320
Current liabilities	$9,640	$9076
Mortgage Payable	$77,785	$101,045
Total liabilities	$87,425	$110,121
Stockholders equity	$35,162	$18,199
Total liabilities and stockholder equity	$122,587	$128,320

RISK FACTORS

INVESTING IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

OUR LIMITED OPERATING HISTORY AND NEAR ABSENCE OF REVENUES MAKES EVALUATING OUR BUSINESS AND PROSPECTS DIFFICULT

    While our competitors have operated real estate businesses for a significant period of time, we have only had limited operations and a near absence of revenues since our inception in June 2003. As a result, we have a limited operating history upon which you can evaluate us and our prospects. In addition, we have accumulated losses since inception through December 31, 2005.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK

    To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our earnings, financial requirements and other factors deemed relevant by our board of directors.

IF OUR COMMON STOCK BECOMES TRADEABLE ON THE OVER-THE-COUNTER BULLETIN BOARD, SALES OF OUR COMMON STOCK BY OUR PRINCIPAL SHAREHOLDER COULD AFFECT THE LEVEL OF PUBLIC INTEREST IN OUR COMMON STOCK AS WELL AS DEPRESS ITS PRICE.

    By filing this registration statement, we are attempting to register 1,055,000 shares of our common stock held by our selling shareholders. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. Our selling shareholders will be able to sell their shares on the open market. In addition, because our principal stockholder, Duane Bennett, owns approximately 90% of our common stock, he may dispose of a substantial percentage of his stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

o	Decrease the level of public interest in our common stock;
o	Inhibit buying activity that might otherwise help support the market price of our common stock; and
o	Prevent possible upward price movements in our common stock.

THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK AND YOU MAY BE UNABLE TO SELL YOUR SHARES.

There is not, and has never has been, a trading market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, can be sustained.

OUR LACK OF AN ESTABLISHED BRAND NAME AND RELATIVE LACK OF RESOURCES COULD NEGATIVELY IMPACT OUR ABILITY TO EFFECTIVELY COMPETE IN THE REAL ESTATE MARKET.

We do not have an established brand name or reputation in the residential real estate business. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the residential real estate market.

WE HAVE SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL FUNDING NEEDED TO ENABLE US TO OPERATE PROFITABLY IN THE FUTURE.

We will need additional funding over the next twelve months to develop our business. Presently, we have less than $1,000 worth of liquid assets with which to pay our expenses. Additional operational developments could put our cash flow at risk, such as tenant rent defaults, vacancies in our property, and repairs. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or shut down completely.

In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

OUR PRINCIPAL STOCKHOLDER CONTROLS OUR BUSINESS AFFAIRS, SO YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Currently, our principal stockholder, Duane Bennett, beneficially owns approximately 90% of our common stock. Over 12,000,000 shares of our common stock are owned in the name of the Northeast Nominee Trust, and Mr. Bennett is the sole trustee of this trust. As a result, he will have control over all matters requiring approval by our stockholders and can outvote all minority stockholders. In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management. He will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

IF WE LOSE THE SERVICES OF OUR KEY DIRECTOR, OUR BUSINESS MAY BE IMPAIRED.

Our success is heavily dependent upon the continued active participation of our key director, Duane Bennett. Mr. Bennett currently devotes approximately 5 hours per week to our business. This time, however, has been crucial to our development because his knowledge, experience, and contacts have been major items in defining and guiding our business plan. Mr. Bennett’s capital contributions to the Company so far, and the possibility he may be able to make additional contributions in the future, are also important factors in helping us to go forward. Mr. Bennett has twenty years of experience in the real estate business selling, buying and renovating multifamily homes in the Springfield, Massachusetts area and land development and buying and selling real estate in the Massachusetts area. The loss of Mr. Bennett’s services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on Mr. Bennett. We do not have a written employment agreement with Mr. Bennett. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE DO NOT HAVE ANY PLANS TO HIRE ADDITIONAL PERSONNEL FOR AT LEAST THE NEXT TWELVE MONTHS, WHICH MAY CAUSE SUBSTANTIAL DELAYS IN OUR OPERATIONS.

    Although we plan to expand our business and operations, we have no plans to hire additional personnel for at least the next twelve months. As we expand our business there will be additional strains on our operations due to increased cost. In addition, there may be additional demand for our services. We now only have the services of our president to accomplish our current business and our planned expansion. If our growth outpaces his ability to provide services and we do not hire additional personnel it may cause substantial delays in our operations.

OUR OPERATIONS ARE SUBJECT TO POSSIBLE CONFLICTS OF INTEREST THAT MAY NEGATIVELY IMPACT UPON YOUR ABILITY TO MAKE A PROFIT FROM THIS INVESTMENT.

    Our officers and directors are involved in other business activities and may, in the future become involved in other business opportunities that may affect our potential profitability. If a business opportunity becomes available, our officers and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have previously entered into transactions—and may do so in the future—with our officers, directors, and shareholders, or companies under their control. For example, our key director, Mr. Duane Bennett, sold us the 3-story apartment building which is currently our main asset. We have no current plans to engage in further transactions with Mr. Bennett or our other officers, directors, or owners. However, future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may occur, and may result in conflicts of interest, which may have an adverse effect on our operations and financial condition.

WE FACE INTENSE COMPETITION, WHICH PUTS US AT A COMPETITIVE DISADVANTAGE; IF WE ARE UNABLE TO OVERCOME THESE COMPETITIVE DISADVANTAGES WE MAY NEVER BECOME PROFITABLE.

    We face intense competition from companies engaged in similar businesses. We will compete with numerous companies that lease or sell residential real estate both over the Internet and via traditional forms of business. We anticipate that competition will intensify within Internet distribution channels, which we do not utilize. Many of our competitors have significantly greater customer bases, operating histories, financial, technical, personnel and other resources than we do, and may have established reputations for success in the real estate industry. There can be no assurance that we will be able to compete effectively in the highly competitive real estate industry. As a response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could negatively impact our operations and financial condition.

WE HAVE INCURRED LOSSES FROM OPERATIONS AND LIMITED CASH FLOW, WHICH RAISES SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

    As of December 31, 2005, our accumulated deficit was $200,743. Our cash flows provided by (used in) operations were $10,254 and ($846) for the years ended December 31, 2005 and December 31, 2004, respectively. We have incurred losses from operations and limited cash flow, which raises substantial doubt as to whether we can continue as a going concern. Our auditor has noted in the audit report that such factors raise substantial doubt about our ability to continue as a going concern.

THOSE WHO BUY OUR STOCK AT $.25 WILL BE PAYING SUBSTANTIALLY MORE THAN THE CURRENT BOOK VALUE OF OUR STOCK.

    The book value of our stock, based on our most recent balance sheet as of December 31, 2005, is approximately two-tenths of one cent ($.002) per share.  The offering price of our stock is $.25 per share, substantially more than our current book value. Those who purchase our stock at $.25 per share will thus be paying substantially more than current book value.

WE HAVE NO COMPETITIVE ADVANTAGE OVER OUR CURRENT COMPETITORS

    We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

OUR COMMON STOCK IS A “PENNY STOCK,” AND REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

    The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. Prior to a transaction in a penny stock, a broker-dealer is required to:

o	deliver a standardized risk disclosure document prepared by the SEC;
o	provide the customer with current bid and offer quotation for the penny stock;

o	explain the compensation of the broker-dealer and its salesperson in the transaction;
o	provide monthly account statements showing the market value of each penny stock held in the customer’s account;

o	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s approval; and
o	provide a written agreement for the transaction.

    These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

WE HAVE THE ABILITY TO DISCONTINUE PUBLIC REPORTING

    Section 15(d) of the Securities Exchange Act of 1934 automatically suspends the duty to file supplementary and periodic information if in any year after 2006, at the beginning of the fiscal year our securities are held by less than 300 persons. Since we are currently held by less than 300 persons and there is no way to know if we will exceed that amount, there is a risk that we could discontinue public reporting sometime in the future. In practical terms, we have the ability to discontinue public reporting if we so desire, which would mean that, if public reporting were discontinued, you would have less public information about our company and about how your investment in our company is performing. In addition, we would no longer be required to hold proxy votes, the tender offer rules would no longer apply to us, there would be no requirement for us to report changes in the beneficial ownership of the company and the rules regarding the disgorgement of short-swing profits would no longer apply to our company. Furthermore, if we are no longer a public reporting company we could be de-listed from the over the counter bulletin board. Although there are alternatives to the over the counter bulletin board, such as the "pink sheets" quotation system and the "greysheets", securities that trade using these systems are not looked on as favorably by investors. As a result our stock price could drop significantly and could become illiquid.

ITEM 4.  USE OF PROCEEDS

    Not Applicable. We will not receive any proceeds from the sale of the securities by the Selling Security Holders.

ITEM 5. DETERMINATION OF OFFERING PRICE

    The Selling Security Holders will sell their shares at $.25 per share until the Company is traded on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices. There is not now, and never has been, a public market for our shares. The offering price of $.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

ITEM 6.  DILUTION

   Not Applicable. We are not registering a new issuance of any shares in this registration statement. All shares are being registered by the Selling Security Holders.

ITEM 7.  SELLING SECURITY HOLDERS

    The Selling Security Holders are identified in the table set forth below. None of the Selling Security Holders are registered securities broker-dealers or affiliates of broker-dealers. The table indicates that all the securities offered by this prospectus will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held or sold by the Selling Security Holders upon termination of this offering. We believe that the Selling Security Holders listed in the tables have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS TABLE

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering
Duane Bennett (See Note 1)	Director	12,680,000	100,000	12,580,000	89.07% - 88.37%
Greentree Financial Services (See Note 2)	Financial Consultant	700,000	200,000	500,000	4.92% - 3.51%
Phil Guazzaloca (See Note 3)	President and Director	150,000	150,000	-0-	**
Karol Kapinos	Director	150,000	150,000	-0-	**
Vladimir Vdovichenko (See Note 4		100,000	100,000	-0-
Anne Borelli (See Note 4)		30,000	30,000	-0-	**
Mark Gaenslen (See Note 4)		100,000	100,000	-0-	**
U.S.Capital Partners, Inc. (See Note 5)	Financial Consultant	100,000	100,000	-0-	**
Michael Langer		100,000	100,000	-0-	**
Lessard Property Management (See Note 6)		25,000	25,000	-0-	**
Please Refer to Note 7 Regarding the 40 Named Shareholders Listed Below
Hongjun Li		6,000	6,000	-0-	**
Weiyao Luo		3,000	3,000	-0-	**
Weiyi C. Yu		5,000	5,000	-0-	**
Weixuan Luo		1,000	1,000	-0-	**
Wan Yi Zhan		3,000	3,000	-0-	**
Ru Shao Zhang		3,000	3,000	-0-	**
Hongqin Li		3,000	3,000	-0-	**
Guijie Li		2,500	2,500	-0-	**
You Zheng		2,000	2,000	-0-	**
Siyu Wang		1,500	1,500	-0-	**
Shujing Sun		1,000	1,000	-0-	**
Limin Ding		5,500	5,500	-0-	**
Suang Yang		2,000	2,000	-0-	**
Hua Zhong		2,000	2,000	-0-	**
Xia Zhang		1,500	1,500	-0-	**
Li Chen		1,000	1,000	-0-	**
Wei Chen		5,000	5,000	-0-	**
Anqiu Chen		2,000	2,000	-0-	**
Yu Zeng		1,500	1,500	-0-	**
Yanqing Huang		1,000	1,000	-0-	**
Ming Lei		5,000	5,000	-0-	**
Hongyi Lei		2,000	2,000	-0-	**
Shixuan Yang		1,500	1,500	-0-	**
Yang Lei		1,000	1,000	-0-	**
Guoqiang Zhan		5,000	5,000	-0-	**
Zeru Zhan		2,000	2,000	-0-	**
Yanfen Feng		1,500	1,500	-0-	**
Shuihua Zeng		1,000	1,000	-0-	**
Jun Huang		5,000	5,000	-0-	**
Juhua Liu		2,000	2,000	-0-	**
Nacan Huang		2,000	2,000	-0-	**
Minxian Zeng		1,000	1,000	-0-	**
Jinfen Long		4,500	4,500	-0-	**
Qinying He		2,000	2,000	-0-	**
Yuntao Wu		1,000	1,000	-0-	**
Peishi Lun		4,000	4,000	-0-	**
Zhaohua Lun		2,000	2,000	-0-	**
Liying Liang		1,000	1,000	-0-	**
Haiyan Zhang		2,000	2,000	-0-	**
Xingyuan Zhan		1,000	1,000	-0-	**
TOTALS		14,235,000	1,155,000	13,080,000	99.30% - 91.89%
** Less than one percent (1%)

(1)
Duane Bennett beneficially owns a total of 12,680,000 shares of our common stock. He owns 100,000 of these shares directly, and he owns 12,580,000 of these shares indirectly, as trustee of the Northeast Nominee Trust. On June 20, 2004, we issued 1,000 shares to Mr. Bennett, in exchange for $1,000 in cash. On July 3, 2004, we forward split our common stock 10,000 for 1. As a result, Mr. Bennett’s 1,000 shares were exchanged for 10,000,000 common shares. On January 30, 2005, we issued 2,500,000 shares to the Northeast Nominee Trust, valued at par value of $.001 per share, in exchange for Mr. Bennett’s release of all claims to ownership in Moixa First Corporation. On February 24, 2005, we issued 180,000 shares to Mr. Bennett, in exchange for his services as management of the Company. These shares were valued at par value of $.001 per share. The shares in the above mentioned transactions are "founder stock" meaning they are shares issued to the founding members of a corporation for their services in the founding of that corporation. It is exceedingly difficult to gauge the market value of founder stock because it is issued before the shares become marketable. In this case we used the par value of the shares and considered the services and above mentioned exchanges as the value of the shares since there was no other available price information. Although at first glance this might appear to contradict the $0.25 per share market value that was determined at a later date, one must keep in mind that at the time this stock was valued no such information existed. Furthermore, the $0.25 per share market value is an arbitrary number and bears no relation to the actual value of the shares.

(2)
Greentree Financial Group, Inc. received 700,000 shares of our common stock for consulting services that included: assisting in the preparation of this Form SB-2 registration statement, assisting in compliance with state Blue Sky regulations, review and advice on selection of an independent transfer agent, and EDGAR filing services. Our contract with Greentree is attached as an exhibit to this Registration statement. The shares, earned in 2004 and recorded on March 14, 2005, were valued at $.10 per share. Greentree is owned 50-50 by Michael J. Bongiovanni and Robert Chris Cottone.

(3)
On February 24, 2005, we issued 150,000 common shares to our President, Phil Guazzaloca, and another 150,000 shares to our director, Karol Kapinos, in exchange for their services as management of the Company. These shares were valued at par value of $.001 per share.

(4)
On March 9, 2005, we issued a total of 330,000 shares to four individuals: Vladimir Vdovichenko, 100,000 shares; Michael Langer, 100,000 shares; Mark Gaenslen, 100,000 shares; and Anne Borelli, 30,000 shares. These shares were valued at $.001 per share and were issued in exchange for real estate location and consulting services rendered to the Company, and for tax and accounting advice, in the case of Ms. Borelli.

(5)
On February 25, 2005, we issued 100,000 shares to U.S. Capital Partners, Inc. in exchange for financial consulting services. The shares are 100% beneficially owned by Mr. Al Merman. These shares were valued at par value of $.001 per share.

(6)
On February 15, 2005, we issued 25,000 shares to Lessard Property Management, Inc. in exchange for their services under a property management agreement dated August 27, 2003. These shares were valued at par value of $.001 per share. Lessard Property Management is 100% owned by Skip Lessard.

(7)
On March 25, 2005, we issued a total of 100,000 shares in amounts ranging from 1,000 shares to 6,000 shares to the 40 Chinese persons whose names appear on the list of Selling Shareholders above. The shares were valued at $.10 per share. The Chinese shareholders were sought out so that we could meet the minimum number of shareholders needed (i.e. 35) to satisfy the NASD requirements for listing on the OTCBB. The 40 Chinese persons all hold stock in a company called China World Trade Corporation which was retained by Moixa III, Inc. for real estate consultation services (i.e. locating potential investment properties) in China. Specifically, China World Trade helped select investment properties in China for Moixa III to invest in. Given the complex political, legal and cultural situation in China, Moixa III believed at the time that a consultant was necessary to assist them and help to avoid potential problems associated with foreigners entering the Chinese market. In consideration of these services Moixa III, Inc. issued the above mentioned shares to China World Trade Corporation's shareholders. China World Trade Corporation introduced us to the 40 Chinese persons. Our company, and our officers and directors had no business relationship with China World Trade Corporation, its stockholders, or affiliates prior to this transaction and were not involved in any other transactions outside of what has been disclosed herein.

            We intend to seek qualification for sale of the securities in those states where the securities will be offered. We expect the timetable for such qualification to take approximately 3-6 months after this registration statement is declared effective. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security re-sales. Should we not obtain exemptions or qualification in these states, you will be unable to resell your shares there.

ITEM 8.  PLAN OF DISTRIBUTION

Sales By Selling Security Holders

    Our Selling Security Holders are offering to sell 1,055,000 shares of our common stock. The Selling Security Holders will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will not receive any proceeds from the sale of the shares by the Selling Security Holders. The securities offered by this prospectus may be sold by the Selling Security Holders, but not by us. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holders. The distribution of the securities by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

    Any of the Selling Security Holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933. If any of the Selling Security Holders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

    In addition, the Selling Security Holders, and any brokers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

    The Selling Security Holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. The Selling Security Holders also may enter into exchange trading of listed option transactions that require the delivery of the securities listed under this prospectus. The Selling Security Holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. If a post-effective amendment is not filed with the Securities and Exchange Commission by the Company, 'pledgees' and 'transferees' of a Selling Security Holder would not have rights to resell under this prospectus.

    In addition to, and without limiting, the foregoing, each of our Selling Security Holders, and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holders, or any such other person. Specifically, Regulation M prohibits an issuer, the Selling Security Holders, or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. The restrictive period for our securities being registered begins on the latest of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person’s completion of participation in the distribution. Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act of 1933 that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods. Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.

    There can be no assurances that the Selling Security Holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

    All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Security Holders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which are to be paid by the Selling Security Holders.

ITEM 9.  LEGAL PROCEEDINGS

    We are not aware of any pending or threatened legal proceedings, in which we are involved.
In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers.

    Our Bylaws provide that we must have at least 1 director. According to our Bylaws, directors are elected for one-year terms, renewable annually. Thus, each director serves until the next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Vacancies may be filled by a majority vote of the remaining directors then in office. Our Board of Directors may appoint or remove any of our officers at any regular or special meeting of the Board of Directors. Our directors and executive officers are as follows:

Name	Age	Position

Phil Guazzaloca	41	President and Director
Karol Kapinos	41	Director
Duane Bennett	46	Director

    Phil Guazzaloca has been President and Director since June 2004. He devotes approximately 10 hours per week to our company. For the past 5 years, Mr. Guazzaloca has been manager of the parts department at Cahillane Auto Body in Northampton, Massachusetts, where he has managed inventory procurement and distribution valued at over half a million dollars per year. Before that, he worked in the parts department at Saturn of Hadley, Massachusetts for one year, and before that worked for four years managing a number of Midas Muffler stores in the western Massachusetts area. He managed several family-owned real estate properties in western Massachusetts during the past 15 years, in addition to his work with Moixa III.

    Karol Kapinos has been a director since our inception in June 2003. He devotes approximately 5 hours per week to our company. Mr. Kapinos has, since 1990, been a self-employed entrepreneur as a wholesaler of domestic and foreign automobiles through his wholly-owned company, Midway Motors, Inc., a small local business. During this time, Mr. Kapinos has become familiar with sales marketing strategies as well as overall economic trends in and around the western Massachusetts area. Mr. Kapinos has assisted in managing a block of real estate in western Massachusetts for over 10 years. Mr. Kapinos was also on the board of directors of one other publicly reporting company: ABC Realty, Inc., from 2002 through 2004.

    Duane Bennett has been a Director since our inception in June 2003. Mr. Bennett devotes approximately 5 hours per week to our company. Mr. Bennett’s business experience over the last ten years has consisted of the following:

    From 2003 to the present Mr. Bennett has been a Director of Axiom III, Inc., a company with a very similar business plan to our own. Axiom III was incorporated in Nevada in June 2004 to engage in the business of buying, selling, renting, and improving real estate. Mr. Bennett has been integral to Axiom III's development. Currently the company owns one building in Chicopee, Massachusetts, near Springfield in western Massachusetts. Axiom III has engaged in and Mr. Bennett has assisted with buying, selling, rentals, and improvements in real estate.

    From 1997 to 2004, Mr. Bennett was President of ABC Realty, Inc., a publicly reporting company and a licensed real estate brokerage, which provided real estate brokerage services within the Charlotte, North Carolina area. From 1995 to August 2004, Mr. Bennett was also the President of Xenicent, Inc., a publicly reporting company which began as a real estate investment company engaged in the purchase and sale of raw land primarily in and around North Carolina. In 2003, Xenicent along with Mr. Bennett acting as director and majority shareholder entered into a deal to obtain a 60% subsidiary interest in a Taiwanese company called Giantek Technology Corporation. Giantek was primarily engaged in the production of light emitting diode (LED) display systems for use in the sport and transportation industries. In 2004 the 60% subsidiary interest agreement that was entered into in 2003 was mutually rescinded as a result of an inability of the Giantek shareholders to raise the investment capital originally anticipated in the 2003 agreement.

    From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., a private company which sought to develop the operations of and arrange capital financing for development stage Internet companies in the Charlotte, North Carolina area. From 1991 until 1995, Mr. Bennett was chief executive officer and president of Bennett International Businesses, a sole proprietorship he owned, based in Charlotte, NC. Bennett International Businesses explored investment opportunities in China, Mexico, South Africa and Chile. From 1995 to 1996, Mr. Bennett also operated Premier Builders and Developers, a company which developed land in the Charlotte, North Carolina area. From 1991 to 1996, Mr. Bennett was the sole owner and president of Goodex, Inc., a private company involved in buying, selling, and renovating homes in the Springfield, Massachusetts area.

    Of the 6 companies mentioned above, Mr. Bennett has been involved in 2 companies that registered their shares with the Securities and Exchange Commission and subsequently were involved in changes of control: ABC Realty, Inc. and Xenicent, Inc. Both transactions involved a transfer of control to businesses in China. Mr. Bennett was majority owner and President of ABC Realty for approximately 7 years before the change in control, and was majority owner and President of Xenicent for approximately 9 years before the change in control.

    Other than those persons mentioned above, we have no employees.

Family Relationships.

    None.

Legal Proceedings.

    No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth the ownership, as of January 8, 2007, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners (1) (2).

Title of Class	Name and Address	# of Shares	Current % Owned

Common	Duane Bennett(3) 7507 Folger Road Charlotte, NC 28226	12,680,000	90%
Common	Greentree Financial Group, Inc. 555 S. Powerline Road Pompano Beach, FL 33069	700,000	4.99%
Security Ownership of Officers and Directors (2).

Title of Class	Name and Address	# of Shares	Current % Owned

Common	Duane Bennett, Director	12,680,000	90%
Common	Phil Guazzaloca, President and Director	150,000	**
Common	Karol Kapinos, Director	150,000	**
Common	All Officers and Directors as a Group (2)	12,980,000	91%
**Less than 1%

(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned. We are unaware of any shareholders whose voting rights would be affected by community property laws.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(3) Mr. Bennett owns 100,000 of these shares in his own name. The remaining 12,580,000 shares are owned in the name of the Northeast Nominee Trust, of which he is the trustee.

Changes in Control.

    Currently, there are no arrangements, which would result in a change in our control.

ITEM 12.  DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of January 8, 2007, there were 14,235,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS.

    Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

MISCELLANEOUS RIGHTS AND PROVISIONS.

    Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

    There is no provision in our charter or by-laws that would delay, defer or prevent a change in our control.

PREFERRED STOCK

    We have authorized Five Million (5,000,000) shares of Preferred Stock at $.001 par value. Zero shares of Preferred Stock are issued and outstanding.

    The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows: The Preferred Stock may be issued from time to time in one or more series; all shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided; and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The preferred stock shall have voting rights over the voting rights of common stock as established by the Board of Directors. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    We have not designated the rights or in any other way fixed the rights of any class or series of Preferred Stock.

DEBT SECURITIES.

    We have not issued any debt securities.

ITEM 13.  INTEREST OF EXPERTS AND COUNSEL

    Our audited Financial Statements for the period from inception (June 2003) through December 31, 2004 and for the fiscal year ended December 31, 2005 have been included in this prospectus in reliance upon Traci J. Anderson, Independent Certified Public Accountant, as experts in accounting. However, we have not hired her or any other expert on a contingency basis.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

    In June 2003, we issued 1,000 shares of our common stock to Mr. Bennett for $1,000. In June 2004, we incorporated in Nevada, increased our authorized common shares to 50,000,000, kept the par value to $.001 per share and forward split our common stock 10,000 for 1. As a result, Mr. Bennett’s 1,000 shares were split into 10,000,000 of our common shares.

    Moixa III, Inc. owns 100% of Moixa First Corporation, which owns 100% of its subsidiary, Moixa Second Corporation, which in turn owns the 3-story, 3-unit apartment house in Chicopee, Massachusetts which now comprises our major asset. Mr. Bennett deeded this property to Moixa Second in June 2003. Lessard Property Management, Inc. now manages this property for us. Lessard Property Management originally entered into this agreement with Mr. Bennett in August, 2003.

    On August 27, 2004, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in registering our common stock and in having our common stock publicly traded. In exchange for the following services, we have paid Greentree Financial Services Group, Inc., 700,000 shares of our common stock and $25,000 cash for:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Advice on selection of an independent stock transfer agent; and
•	EDGAR services.

We are not a subsidiary of any corporation.

ITEM 16.  DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT.

    We originally incorporated in Massachusetts as Moixa First Corporation on May 22, 2003. Mr. Bennett’s Northeast Nominee Trust owned 100% of Moixa First. We also created a second corporation, Moixa Second Corporation, which was also incorporated in Massachusetts on May 22, 2003. Moixa First owned, and continues to own, 100% of its subsidiary, Moixa Second Corporation. The next month, on June 12, 2003 our director Duane Bennett deeded to Moixa Second Corporation the property located at 84-86 Cochran Street in Chicopee, Massachusetts. In June 2004, we incorporated Moixa III, Inc., a Nevada corporation, which owns 100% of Moixa First Corporation. Thus, Moixa III, Inc., the Nevada corporation, is the parent of Moixa First Corporation, which in turn is the parent of Moixa Second Corporation.

    Since our incorporation as Moixa First Corporation, we have planned to engage in the business of buying, selling, renovating, and renting real estate, primarily in the area around Chicopee, Massachusetts, which is in the western part of the state near Springfield. We plan to begin this process once our registration statement becomes effective. We have never been the subject of any bankruptcy or receivership. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets except our reorganization in June of 2004, by which our Nevada Corporation, Moixa III, Inc, obtained 100% of ownership of our Massachusetts corporation, Moixa First Corporation.

    This registration will provide no proceeds to the company. Our purpose in registering this offering is to improve our public image. We feel that if our company's securities are quoted on the over the counter bulletin board it will give our organization more credibility and increase public awareness of our organization. We hope to make our company more attractive to investors by trading on the over-the-counter bulletin board because we believe it gives us increased investor recognition and public awareness of our organization. We also believe that trading on the over-the-counter bulletin board will help us to develop a reputation as a top tier business organization with high quality management. In addition, our status as a company trading on the over-the-counter bulletin board will increase corporate transparency and reporting all of which will boost investor confidence and make us more attractive to potential investors thus increasing our likelihood of raising money for expansion. We are generating modest revenues, but have developed the plan disclosed herein for expanding our business.

THE BUILDING AT 84-86 EAST COCHRAN STREET

    By a deed dated June 12, 2003, the Company obtained from Duane Bennett its only asset to date: a 3-story apartment building in Chicopee, Massachusetts, near Springfield in the western part of the state. The board of directors identified it as an acceptable business opportunity. The Company paid $100 cash and assumed Mr. Bennett’s obligations under the mortgage and note in order to obtain the property. As of March 31, 2005, the mortgage and note had been paid down to $106,585, which we estimate to be the fair value of the property. It is divided into three rentable spaces. As of December 31, 2005, we had lease agreements in place for all three units. We have not reported the individual lease amounts, because they are in the names of private individuals.

    We have contracted with Lessard Property Management, Inc. to manage the leases on our behalf. Their contract fee for doing so is 8% of the collected rent, or $150 per project, whichever is greater. Mr. Bennett originally arranged the management agreement with Lessard when he owned the property, and that agreement was renewed from time to time with Lessard. The agreement between Lessard and Bennett is a month to month agreement which is automatically renewed but can be terminated by either party with one months notice. The agreement with Lessard remains in Mr. Bennett’s name, as Lessard required his personal guarantee. Mr. Bennett has assigned the rights in this agreement to us, though there is no written agreement. However, since Mr. Bennett owns roughly 90% of our company, we believe the assignment will continue.

OVERVIEW OF OUR MARKET AREA

    The city of Chicopee lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Chicopee is located in Hampden County, Massachusetts, whose estimated 1996 population was 441,280.

    The economy in our primary market area enjoys the presence of large employers such as the University of Massachusetts, Baystate Medical Center, Mass Mutual Life Insurance Company, Big Y Foods, Inc., Friendly Ice Cream Corporation, Old Colony Envelope, Hamilton Standard, Pratt and Whitney and Strathmore Paper Company. Other employment and economic activity is provided by financial institutions, eight other colleges and universities, seven other hospitals and a variety of wholesale and retail trade businesses.

    Respected national economists have given mixed opinions about the market for multi-family rentals in 2006. However, according to Moody's, Economy.com and Fiserv Lending Solutions, Springfield MA is expected to see slight gains of 0.8%, while the rest of the state is expected to see significant losses as high as -3.0%.

    Consistent with this national overview, recent local developments have brought improvements to the local economy. According to the NAI 2006 Global Market Report, although there will be some slowdown in the real estate market in Massachusetts, it is expected that Springfield Massachusetts will not see a dramatic drop in market prices like many of the costal regions of the state.

    According to the Pioneer Valley Planning Commission, as reported by the Springfield Business Improvement District, Chicopee had 2,112 multi-family units in fiscal 1998, while Springfield itself had 77,071 multi-family units.

    These market factors form the setting in which we plan to execute our business model. In addition we are constantly updating our data and conducting research to ensure that we are always up to date and well informed about the real estate markets that are relevant to our organization. We also retain management companies’ onsite (i.e. Lessard) to ensure that we have agents on location who can ensure the accuracy of our information, check local records, and react to the various changes in any market that we enter.

***It should be noted that previously our organization had considered China as a potential market for investment due to the rapid growth in the Chinese economy and the future potential of the Chinese property market. After careful consideration of all factors and a deep analysis of the potential risks of investment in China (including but not limited to political/country risk and currency risk) we have decided to forego our plan for investment in China at this time. With a view towards complete disclosure we thought it necessary and proper to provide this information***

OUR PLAN TO ACQUIRE OTHER RENTAL PROPERTIES

    Our business plan is to buy more rental properties that we believe are undervalued, compared to their cash flows and estimated resale value. Our strategy is to identify rental properties with a favorable purchase price relative to their market value, as well as positive cash flow. We will not limit ourselves to 1-4 unit properties or 5+ unit properties. Good value is the most important criterion, and we are leaving our options open to take advantage of opportunities available. We plan to buy properties primarily leased to residential tenants. We are prepared to make some improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value. We will most likely seek properties in the Springfield, Massachusetts area for the next 12 months. We are however maintaining flexibility to find properties in other areas should an appropriate opportunity arise. We intend to rely on rental income production as our principal revenue source.

    Although it is probable that we will endeavor to expand into other markets in the future, we have yet to identify possible areas for expansion. We have decided to continue focusing on Massachusetts because it is the market that we know best. We have a strong network of contacts, we are familiar with the laws and regulations, and we have an excellent understanding of the real estate market in Massachusetts. Real estate, more than any other industry requires a highly specialized knowledge of the particular market including the history, culture and value systems of the locale. This type of in-depth knowledge cannot be taught but instead must be gained from first hand experience over a number of years. While we fully intend to branch out beyond Massachusetts in the future, we know the difficulties associated with moving into new real estate markets. It is for these reasons that we have decided to stick with what we know best (the local markets) to ensure strong performance for our investors.

    We originally had a similar acquisition plan in 2005 which involved acquiring real estate in Massachusetts, however as a result of a general decline in the national real estate market we decided to change our plans. Also, since our registration statement did not become effective when we had hoped, we were not able to raise money and follow through with our original real estate acquisition plans.

    Since real estate is not typically bought and sold on a regulated market similar to the NYSE or the NASDAQ the dynamics of the market place are such that pricing is highly subjective. No two pieces of real estate are the same. Real estate is not fungible and any comparisons between pieces of real property should be viewed with skepticism.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate primarily in the Springfield, Massachusetts area. We also plan to explore opportunities to acquire properties in other areas if we become aware of such opportunities. We plan to strengthen our position in our market. We plan to expand our operations through our acquisition and improvement of real estate. By leveraging our personal contacts and knowledge of the market place we have a competitive advantage over our larger non-local competitors.

    Our director, Duane Bennett, has previously owned and operated a real estate company in the Springfield, Massachusetts area, and has long-term contacts in the area. Mr. Bennett and Mr. Guazalocca have years of experience in the Massachusetts and North Carolina real estate markets discussed supra at Item 10. Our plan to acquire rental property will primarily involve leveraging the skills and knowledge of Mr. Bennett and Mr. Guazalocca as the need arises.

    Later in 2006 Mr. Bennett will hand pick an agent who will be in charge of conducting property identification and acquisition negations. He will use his real estate experience (discussed above) to identify this party in the future when economics and our business plan dictate that it is practical to do so. When this agent is selected they will immediately put in place procedures for property location and negotiation. We have decided to wait until this registration statement becomes effective before we will pick the agent. These procedures have not yet been put in place because after carefully consideration of the economic factors we have decided that it is not yet time to select the party who will be in charge of this process.

    We presently own one 3-story apartment building in Chicopee, Massachusetts. This property met the criteria contemplated by Mr. Bennett. Mr. Bennett saw this property as an excellent investment opportunity based on his years of real estate experience and deep knowledge of the Massachusetts real estate market. Given the intangible and subjective nature of real property "value" it is impossible to outline the exact criteria that Mr. Bennett uses when identifying a real estate investment. Mr. Bennett bases his decision on a multitude of constantly changing variables which he has learned to spot after years of experience. The Chicopee property satisfied Mr. Bennett's criteria because it was a "good value", the reason why this property was a "good value" was because it met all of the objective criteria required by our property location procedures, our financing procedures, and our purchase procedures after we conducted the detailed market and financial analysis as these categories are set forth directly below. No two pieces of real property are the same, thus the criteria to determine "value" is constantly evolving even though our criterion for property selection "good value" remains the same.

    We plan to locate additional properties in Massachusetts and other suitable areas using unique criteria that will be decided later in 2006 utilizing the experience of Mr. Bennett. We anticipate that we will begin to locate and negotiate for the purchase of additional properties during the fourth quarter of 2006. We hope to acquire additional real estate in the next 12 months, and to utilize the rental proceeds of those properties to pay our operating costs for the next twelve months; however, there are no assurances that this revenue will be sufficient to cover our operating costs. Accordingly, if our revenues are not sufficient, we will rely upon capital infusions from our director Duane Bennett; however, there are no assurances that Mr. Bennett will have sufficient funds to provide such capital infusions.

PROPERTY LOCATION PROCEDURES

We plan to conduct a preliminary analysis that consists of:
•
Reviewing real estate sales information provided by local board of realtors associations and our review of the census tract increases. The information that we may obtain that would weigh in favor or our proceeding with a property acquisition would be:

o	High volume of real estate sales within the specific area
o	New schools and major commercial developments in the area
o	Improved state and city roads in the area

The information that we may obtain that would weigh against our proceeding with a property acquisition would be:
o	Hazardous waste in the area
o	High crime in the area
o	Overcrowding in the area

The data that we analyze to determine whether to purchase properties are:
•	Demographic data that suggests increased demand in a specific area. The data that would weigh in favor of our proceeding with a purchase would be:
o	Increase in industrial activity such as a major corporation moving into the area creating new jobs and increasing residential housing demand.
o	Increase in the population’s median income levels for a certain area.
o	Low crime rate in the area

•	Demographic data that would weigh against a purchase would be:
o	Migration of industrial companies outside the area.
o	Decrease in income levels
o	High crime rate in the area

    In order to determine and evaluate the fastest growing areas, we will obtain reports from report surveys and reporting companies. These reports will provide detailed information that we will then study to determine where the good areas of growth are.

    We will also rely on information provided by the U.S. Census Bureau to obtain information pertaining to population shifts and number of total people in a specific area. We plan also to compare the population figures from the 1990 census with those of the 2000 census.

DETAILED MARKET AND FINANCIAL ANALYSIS

    We will perform detailed market and financial analysis regarding each property we decide to review for purchase so as to determine whether the specific location is appropriate for acquisition and development. That detailed information will include the following:

•	Number of properties on the market.
•	Number of properties sold in the past 12 months.
•	Sales prices asked per property.
•	Sales price sold per property.
•	Total square footage and acreage per property
•	Total number of units per property.
•	Total number of pending closings per property.

PURCHASE PROCEDURES

    Once we have located a property that we may want to purchase, we will ascertain whether the owner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers from third parties:

•	When does the owner want to sell and close? Favorable conditions we look for regarding this factor are:
o	The seller is willing and able to sell within a six-month period.
o	Typically, the timing and motivation of sellers to enter into contract to sell may include several factors such as: estate planning, gifts to family, age, health and other personal factors.

•	How much will the owner sell the land for? Favorable conditions we will look for regarding this factor are:
o	The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o	With respect to price, we would also consider value trends, such as historical yearly increases in property values

•	Are there any defects on the title? Favorable conditions we will look for regarding this factor are:
o	No liens and/or encumbrances.
o	The buyer is able to deliver a clean title within the time we would like to close.

•	Does the landowner have title insurance on the property? Favorable conditions we will look for regarding this factor are:
o	The landowner has title insurance on the property.
o	The landowner is able to secure title insurance on the property.
o	We would be able to obtain title insurance on the purchased property.

We will obtain the following documents from the seller during our due diligence on the property:

•	General maps;
•	Environmental reports
•	Copies of existing zoning maps and regulations;
•	Conduct land inspection procedures;
•	Proposed zoning regulations;
•	Deeds;
•	Title insurance; and
•	Tax bills.

    We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

OUR FINANCING PROCEDURES

We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property. Our director, Mr. Bennett, has, in the past, personally guaranteed repayment of debt for property purchases along with necessary corporate guarantees, and we plan to use such guarantees in the future, if necessary; however, there are no assurances that Mr. Bennett, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with Mr. Bennett, obligating him to guarantee repayment of future debt or any of our other obligations. Mr. Bennett is not otherwise under any legal obligation to provide us with capital. We hope to leverage the property with a financial institution or private lender so that funds are available for additional purchases, based on using the property as collateral.

The procedures for obtaining our financing are as follows:

1.	File loan application.
2.	Credit checks, property appraisal done.
3.	Loan documents drafted.
4.	Down payment made that is typically approximately 5 to 10% of the appraised value.
5.	Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.	A lien is then filed with the appropriate recorder’s office.

    There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

DISTRIBUTION

    We have no distribution agreements in place with anyone. We plan to sell the properties we acquire primarily through direct selling efforts involving established real estate brokers and property managers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

NEW PRODUCTS OR SERVICES

    We currently have no new products or services announced to the public. We will make public announcement in the future upon entering into material contracts to acquire any new real estate projects.

COMPETITIVE BUSINESS CONDITIONS

    The Company faces significant competition both in acquiring rental properties and in attracting renters. The Company's primary market area of residential multi-family unit rentals is highly competitive, and the Company faces direct competition from a significant number of multi-family unit landlords, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these landlords are significantly larger and have greater financial resources than the Company. The Company's competition for renters comes from newer built apartment complexes as well as older apartment buildings.

    In addition, the Company faces significant competition from home builders and land developers, because many renters have moved out of the rental market into single-family homes due to recent mortgage interest rates, which have reached 40-year lows in some cases. Nationally, there are over one hundred major land developers. Approximately 10% of these developers capture approximately 50% of the market for such developments. These developers have greater financial resources than we do and are better poised for market retention and expansion than we are. Specifically, our competition with national homebuilders is as follows:

•	Pulte Homes;
•	Ryan Homes;
•	Ryland Homes;
•	John Weiland Homes;
•	Crescent Resources; and
•	Harris Group

    These national homebuilders purchase land or lots of vacant land parcels to build single-family homes, often in connection with nearby shopping centers and commercial buildings. The national homebuilders have substantial resources to enable them to build single-family homes for resale.

    These builders engage in single-family home development and have greater financial resources than we do. In addition, these companies have greater operational resources because they are able to perform a variety of development tasks themselves. These companies purchase vacant land tracts and perform all the work necessary to construct the homes, such as land clearing and road development and then build the homes themselves. In contrast, we do not have the financial or operational resources to perform these tasks. These national and local builders are better equipped to acquire tracts of land equipped with these capabilities due to their operational and financial superiority over us.

    We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

INTELLECTUAL PROPERTY

    At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

GOVERNMENT REGULATION ISSUES

    We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing fair housing and federally backed mortgage programs. For example in Massachusetts we are subject to the regulatory authority of the department of Housing and Urban Development since we have invested in Section 8 subsidized housing which caters to low income housing development. As a result, we are held to higher legal standards of care with respect to our tenants and the eviction process is much more arduous if we are forced to evict. In addition, Massachusetts landlord tenant law has many statutes in place to ensure the rights of tenants are protected. In some cases tenants in Massachusetts are within their rights to withhold rent from a landlord should the property become "uninhabitable" as defined in the Massachusetts code. Some examples of conditions that might cause a property to be "uninhabitable" are insect infestation, uncovered/damaged electrical sockets and other conditions that pose a health risk to the tenant. Should one of these conditions develop in one of our properties we could see a significant decrease in revenue as a result of rent withholding and/or costs associated with repair. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will use our best efforts to comply with applicable regulations, given the fickle nature of the legal system we cannot fully predict the effect of these regulations on our proposed activities.

RESEARCH AND DEVELOPMENT

    We have spent no funds on research and development.

EMPLOYEES

    Presently, we have no employees. We have no employment agreements with any of our management. We do not anticipate hiring any additional employees in the next 12 months.

REPORTS TO SECURITY HOLDERS

    After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM 17.  MANAGEMENT’S DISCUSSION AND ANALYSIS

The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

OUR COMPANY

    We were incorporated in Massachusetts in May, 2003 to engage in the business of buying, selling, renting, and improving all aspects of real estate. Our services have been performed primarily in the Springfield, Massachusetts area. The real estate rental contracts we offer our customers vary in time from three to twelve months.

RESULTS OF OPERATIONS (for the nine months ended September 20, 2006 and 2005).

Sales.

    Sales for the nine months ended September 30, 2006 were $18,957, compared to sales of $20,705 for the nine months ended September 30, 2005. Sales consisted of rentals on residential rental properties. Sales for the nine months ended September 30, 2006 decreased due to higher vacancies in 2006 compared to 2005.

    All sales transactions were residential rentals with unrelated parties.

Expenses.

    Total expenses for the nine months ended September 30, 2006 were $21,735, compared to total expenses of $24,982 for the nine months ended September 30, 2005.

    Expenses in 2006 and 2005 consisted of: Professional fees primarily due to management of our rental real estate property plus expenses for professional services rendered by officers, directors, and consultants. Professional fees decreased during 2006 primarily due to less repair expenses in 2006 compared to 2005. Management fees for the nine months ended September 30, 2006 and 2005 were $1,659 and $1,945, respectively. Maintenance expenses for the nine months ended September 30, 2006 and 2005 were $2,982 and $5,419, respectively.

    Property management fees were higher than the 8% expected due to non-recurring building maintenance expenses that are not likely to continue in the future.

    Occupancy rates in both periods were in excess of 90% due the demand for rental units.

    Rental rates have been increasing due to strong demand over supply. The amount of increase varies based on such things as size of the unit and location but are commensurate with the market and cost of living in the area.

    Timeliness of rental payments has been consistent. Many of the payments are subsidized by the U.S. Housing and Urban Development department and are paid directly to us from state and federal government agencies.

    We expect increases in expenses through the year 2006 as we move toward developing our business plan and registering our common stock. In addition, we expect professional fees to be around $30,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration is deemed effective.

    We do not have any lease agreements for our facilities and do not currently have any employment agreements.

Income Taxes

    We did not have any federal or state income tax expense for the nine months ended September 30, 2006, nor did we have any federal or state income tax expense for the nine months ended September 30, 2005.

    If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/ Losses.

    Net loss for the nine months ended September 30, 2006 was $2,778 compared to a net loss of $4,226 for the nine months ended September 30, 2005. We attribute the net loss in 2006 and 2005 primarily to general and administrative expenses exceeding rental income. We expect to continue to incur losses at least through the year 2006. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Impact of Inflation.

    We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

    Cash flows provided by operations were $6,226 for the nine months ended September 30, 2006, compared to cash flow provided by operations of $7,065 for the nine months ended September 30, 2005. Cash flow from operations in fiscal 2006 and 2005 was primarily attributable to a net loss offset by non-cash charges for common stock to be issued for services rendered to us.

    Cash flows used in financing activities were $5,459 for the nine months ended September 30, 2006, compared to cash flows used in financing activities of $6,712 for the nine months ended September 30, 2005. Cash flows used in financing in 2006 include principal repayments on mortgages on our rental property, while cash flows from financing activities in 2005 included the same.

    Overall, we have funded our cash needs for the nine months ended September 30, 2006 and 2005 from related parties. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. This could include an inability to do sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, it would most likely delay the implementation of our business plan. An alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than had we obtained financing, for the development of our business plan.

    We had cash on hand of only $847 and a working capital deficit of $9,448 as of September 30, 2006, compared to cash on hand of $0 and a working capital deficit of $8,755 as of September 30, 2005. Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the existence of revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during the remainder of 2006 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $10,000 to sustain operations through year 2006 and approximately $35,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. Our approximate offering expenses of $30,000 in connection with this offering have already been paid.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering launching a local advertising campaign to seek out other buildings in the local area that we can acquire and from which we can receive revenue for rents charged. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

▪	Seek projects that are less in value or that may be projected to be less profitable
▪	Seek smaller projects, which are less capital intensive, in lieu of larger projects
or
▪	Seek projects that are outside our immediate area to generate some revenue for us.

    Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market.

RESULTS OF OPERATIONS (for the years ended December 31, 2005 and 2004).

Sales.

    Sales for the fiscal year ended December 31, 2005 were $27,740, compared to sales of $25,942 for the fiscal year ended December 31, 2004. Sales consisted of rentals on residential rental properties. Sales increased in fiscal 2005 due to increased rents collected.

    All sales transactions were residential rentals with unrelated parties.

Expenses.

    Total expenses for the fiscal year ended December 31, 2005 were $31,087, compared to total expenses of $222,153 for the fiscal year ended December 31, 2004.

    Expenses in fiscal 2005 consisted primarily of: professional fees associated with the management of our rental property.

    Professional fees decreased during fiscal 2005 primarily due to the fact we did not have to issue stock or pay for services rendered by officers, directors and consultants in fiscal 2005.

    Occupancy rates are close to 100% due to the relatively high demand for rental units.

    Rental rates have been increasing due to strong demand over supply. The amount of increase varies based on such things as size of the unit and location but are commensurate with the market and cost of living in the area.

    Timeliness of rental payments has been consistent. Many of the payments are subsidized by the United States Housing and Urban Development (US HUD) department and are paid directly to us from state and federal government agencies such as US HUD. For example, in Massachusetts under the Section 8 housing regulations a landlord who rents their property to a low income tenant can collect a portion of the rent due directly from the government. This is beneficial because there is little to no risk of default for rent payments that are backed by a State or Federal government agency. Income levels are the qualification threshold for each subsidy.

    We expect increases in expenses through the year 2006 as we move toward developing our business plan and registering our common stock. In addition, we expect professional fees to be around $30,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration is deemed effective.

    We do not have any lease agreements for our principal offices and do not currently have any employment agreements.

Income Taxes

    We did not have any federal or state income tax expense for fiscal year ended December 31, 2005, nor did we have any federal or state income tax expense for the fiscal year ended December 31, 2004.

    If we continue to incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/ Losses.

    Net loss for the fiscal year ended December 31, 2005 was $3,296, compared to a net loss of $196,177 for the fiscal year ended December 31, 2004. We attribute the decrease in net loss primarily to the fact that we have not had to pay stock-based compensation expense to our management or consultants in fiscal 2005. However, we expect to incur net losses at least through the remainder of 2006. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenues can be sustained in the future.

Impact of Inflation.

    We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

    Cash flows provided by operations were $23,240 for the fiscal year ended December 31, 2005, compared to a cash flow used in operations of $846 for the fiscal year ended December 31, 2004. Cash flow provided by operations in fiscal 2005 was primarily attributable to a net loss, offset by an allowance for depreciation and non-cash charge for common stock to be issued for services rendered, plus a decrease in accounts receivable and an increase in accounts payable.

    Cash flows used in financing activities were $23,160 for the fiscal year ended December 31, 2005, compared to cash flows from financing of $800 for the fiscal year ended December 31, 2004. Cash flows used in financing activities for fiscal 2005 included principal repayments on or mortgage, while cash flows from financing activities in fiscal 2004 include principal repayments on or mortgage less proceeds from sales of our common stock.

    We had no cash flows from investing activities in either fiscal 2005 or fiscal 2004.

    Overall, we have funded our cash needs from inception through December 31, 2005 with a series of equity and debt transactions, including those with related parties as described above. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. This could include an inability to do sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, it would most likely delay the implementation of our business plan. An alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than had we obtained financing, for the development of our business plan.

    We had $80 cash on hand and a working capital deficit of $8,487 as of December 31, 2005, compared to cash on hand of $0 and a working capital of $1,275 as of December 31, 2004. Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the existence of revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during the remainder of 2006 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $10,000 to sustain operations through year 2006 and approximately $35,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. Our approximate offering expenses of $30,000 in connection with this offering have already been paid.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt or equity financing. We are considering launching a local advertising campaign to seek out other buildings in the local area that we can acquire and from which we can receive rental revenue. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

▪	Seek projects that are less in value or that may be projected to be less profitable
▪	Seek smaller projects, which are less capital intensive, in lieu of larger projects
or
▪	Seek projects that are outside our immediate area to generate some revenue for us.

    Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market.

ITEM 18.  DESCRIPTION OF PROPERTY

    We do not own any property for the use of administration nor do we have any contracts or options to acquire any property in the future for such use. Presently, we are operating out of offices located at 2341 Boston Road in Wilbraham, Massachusetts, which is one office unit in a commercial office business complex. We occupy approximately 500 square feet. This space is adequate for our present and our planned future operations. We pay no rent for use of this space. In addition we have no written agreement or formal arrangement pertaining to the use of this space. We have no current plans to occupy other or additional office space.

Location and Description

    We currently own a 3-story apartment building in Chicopee, Massachusetts, located at 84-86 Cochran Street. The building is divided into three rentable units, and is currently occupied by three tenants. Aggregate gross rental income from these three tenants is approximately $2,000 per month.

Investment Policies

    The Company's policy is to actively pursue the acquisition of real estate for investment income and appreciation in property value. The Company intends to place an emphasis on acquiring residential rental property which management feels may be undervalued based on the current value trends in a high-demand market. We have established networking relationships in the local area from whom we get information on properties that will be coming on the market. These relationships, along with our many years of experience in the real estate and the local market, give us a slight competitive advantage in that we have fewer rival bidders for the properties that we learn about from our network sources. The Company's policy will be to focus primarily on favorable terms of financing and potential return on capital. The Company is committed to not overpaying for properties and intends to look for residential rental properties that can be purchased for less than fair market value.

    The Company has no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships. However, the Company’s board of directors is not precluded in the future from participating in such investments.

    The Company currently has no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investments it may buy. However, the board of directors in its discretion may set policies without a vote of the Company’s securities holders regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company’s current policy is to evaluate each investment based on its potential capital return to the Company on a relatively short term basis. Furthermore, the Company does not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust, except as may be incidental to its primary purpose of acquiring and renting real estate.

Description of Real Estate and Operating Data

    The Company’s primary asset is the three-story apartment building located at 84-86 Cochran Street in Chicopee, Massachusetts. We paid $100 cash and assumed Duane Bennett’s obligations under a mortgage and note in order to obtain the property. As of December 31, 2005, the mortgage and note had been paid down to $86,776. The building is divided into three rentable spaces, three of which are currently rented. We believe that the property's current fair market value is at least equal to the purchase price. Please refer to the audit notes in the attached audit report on pages 48-51 for more detailed information regarding leases and mortgages.

    84 Cochran Street is zoned as residential property. It is a three-family residential building with three bathrooms and ten bedrooms. It was built in 1920 and it is in excellent condition as a result of continuous renovations between the years of 2003 to 2006. The property is approximately 3, 447 square feet with a combined building and lot total area of 6,360 square feet. As of the date of this document there are no specific plans for further renovation.

    As of December 31, 2005, we had three lease agreements in place for the building. The leases are managed by Lessard Property Management, Inc. on our behalf, and the monthly amounts due under the leases, in the aggregate, total approximately $2,000 per month. We have not reported the details of the individual leases, because they are in the names of private individuals.

    Lessard Property Management has a contract with us to manage these leases, and their fee for doing so is 8% of the collected rent, or $150 per project, whichever is greater.

    Of the existing six tenants, all occupy more than 10% of the available space in the building. The nature of the business of each of these tenants and the principal provisions of their leases are outlined as follows: all are residential leases for individuals or families, for monthly rent, according to the usual terms for residential lease agreements.

    The building is located in the city of Chicopee, which lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Chicopee is located in Hampden County, Massachusetts, whose estimated 1996 population was 441,280.

    The Company is depreciating the property over a 27.5 year period and uses the straight line method of depreciation for accounting purposes. The Company is of the opinion that the building is adequately covered by insurance.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On June 12, 2003, our director Duane Bennett transferred ownership in the three-story apartment building located at 84-86 Cochran Street from himself, personally, to Moixa Second Corporation, in exchange for $100 cash and for Moixa Second’s assumption of his obligations under the mortgage and note.

    It should also be noted that Northeast Nominee Trust owns stock in our company. The Northeast Nominee Trust is a Federal Reporting Family Trust with Federal ID#05-614-1009. The beneficiaries to the trust are the Bennett Children, Adam, Mary, Emily and Nellie. No one else related to our Company has a relation with the Northeast Nominee Trust.

    On August 27, 2004 we entered into a Consulting Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in registering our stock with the SEC and having our common stock publicly traded.  In exchange for the following services, we have paid Greentree Financial Services Corp., 700,000 shares of our common stock and $25,000 for:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	EDGAR services

    The shares issued were valued at the estimated value for the services received, which was $70,000, or $.10 per share.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

    Our common stock is not traded on any exchange. We plan to eventually seek listing on the over-the-counter Bulletin Board. We cannot guarantee that we will obtain a listing. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

    A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Agreements to Register.

    Not applicable.

Holders.

    As of January 8, 2007 there were 51 holders of record of our common stock.

Shares Eligible for Future Sale.

    Upon effectiveness of this registration statement, the 1,055,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

    In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated with our affiliates, who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates, who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

    Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

    The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends.

    We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

    The 1,055,000 of common stock registered in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates”, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

Dividend Policy.

    All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

    Our common shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which generally refers to equity securities with a price of less than $5.00. Our shares will therefore be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

    Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

    These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares will be subject to such penny stock rules and our shareholders will probably find it difficult to sell their securities.

ITEM 21. EXECUTIVE COMPENSATION

***Summary Compensation Table
		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	Other ($)
*Phil Guazzaloca, President	2005	0	0	0	**150	0	0	0
*Phil Guazzaloca, President	2004	0	0	0	0	0	0	0
*Phil Guazzaloca, President	2003	0	0	0	0	0	0	0

***We have not entered into any other employment agreements with our employees, Officers or Directors. We have no standard arrangements to compensate our directors for their services to us.

** The value of the stock for the fiscal year ending December 2005 is $150, equal to the stocks par value since there was no market for the securities.

* Mr. Guazzaloca holds 150,000 restricted shares.

ITEM 22. FINANCIAL STATEMENTS

Moixa III, Inc.
CONSOLIDATED BALANCE SHEET--UNAUDITED
AS OF SEPTEMBER 30, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$847
Accounts Receivable	828
TOTAL CURRENT ASSETS	1,675

PROPERTY AND EQUIPMENT
Rental Properties	132,600
Accumulated Depreciation	(14,824)
NET FIXED ASSETS	117,776
TOTAL ASSETS	$119,451

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES
Accounts Payable	$1,723
Note Payable--current portion	9,400
TOTAL CURRENT LIABILITIES	11,123

LONG-TERM LIABILITIES
Mortgage Payable	71,917
TOTAL LIABILITIES	83,040

Owner's Equity
Common stock ($.001 par value, 50,000,000 shares authorized:
14,235,000 issued and outstanding at September 30, 2006)	14,235
Common stock to be distributed	800
Paid In Capital	233,001
Retained Earnings	(202,625)
Receivable from the sale of stock to officer	(9,000)
TOTAL STOCKHOLDERS' EQUITY	36,411
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$119,451

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC.
CONSOLIDATED STATEMENT OF OPERATIONS--UNAUDITED
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	2006	2005
REVENUES:
Rental Income	$18,957	$20,705
Other Income	-	51
TOTAL REVENUE	$18,957	$20,756

EXPENSES:
General and administrative	21,735	24,982
TOTAL EXPENSES	21,735	24,982
OPERATING INCOME (LOSS)	(2,778)	(4,226)

NET INCOME (LOSS)	$(2,778)	$(4,226)

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS--UNAUDITED
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,778)	$(4,226)
Adjustments to reconcile net income (loss) to net cash
(used in) operating activities
Depreciation	3,658	3,394
Expenses paid and services performed by officer and other majority shareholder	4,027	6,848
Increase (decrease) in accounts payable	1,074	433
(Increase) decrease in accounts receivable	245	616
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	6,226	7,065

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments of mortgages payables	(5,459)	(6,712)
Issuance of common stock	-	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,459)	(6,712)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	767	353

CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD	80	-

END OF THE PERIOD	$847	$353

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006 (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The financial statements of Moxia III, Inc. (the "Company"), included herein were prepared, without audit, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, these financial statements should only be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company included herein.

Interim Financial Information

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows as at September 30, 2006, and 2005, have been included. Readers of these financial statements should note that the interim results for the nine month periods ended September 30, 2006 and September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Background— Moixa III, Inc. (“The Company”) was organized under the laws of the State of Nevada in September 2004 as a C-Corporation. Moixa III, Inc. owns 100% of Moixa First Corporation, a Massachusetts corporation, which owns 100% of its subsidiary, Moixa Second Corporation, also a Massachusetts corporation, which in turn owns its rental property. Our purpose is to buy, sell, rent, and improve any and all aspects of real estate. We currently own one building in Chicopee, Massachusetts.

Basis of Presentation - The financial statements included herein include the amounts of Moxia III, Inc. prepared under the accrual basis of accounting.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management's Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

MOIXA III, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006 (UNAUDITED)

Revenue Recognition— Our revenue is derived from rental income. As lessor, we retain substantially all the risks and benefits of residential property ownership and account for our leases with tenants as operating leases. Minimum rent from the income producing residential property is recognized on a straight-line basis over the terms of the respective leases and includes amortization of deferred revenue resulting from acquired leases and the amortization of lease inducements, if applicable. The term of each residential lease is based on the period during which a tenant has control of the residential unit. Judgment is required to determine when a tenant takes control of the residential unit, and accordingly when to commence the recognition of rent. The recognition of rental income begins at the date the tenant has control of the unit.

Comprehensive Income (Loss)— We adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to us during the periods covered in the financial statements.

Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable, fixed assets, accounts payable and mortgage and notes payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible.

Impairment of Long-Lived Assets—In accordance with SFAS No. 144, we review and evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, including those noted above, we compare the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives. If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are estimated by discounting the projected cash flows. Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

Rental Operations - In accordance with SFAS 67,  "Accounting for Costs and Initial Rental Operations of Real Estate Projects", costs incurred to sell real estate projects, if they ever occur, are capitalized if those costs are recoverable from the sale of the real estate project and are incurred for tangible assets that are used throughout the selling period to aid in the sale of the project.

MOIXA III, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006 (UNAUDITED)

We could perform construction management services in the future for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized as incurred in accordance with SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects". These costs will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Recent Accounting Pronouncements - In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis.

In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be its fourth quarter of fiscal 2006. The Company expects that the adoption of EITF Issue No. 06-3 will not have a material impact on its results of operations or financial position.

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, we have suffered recurring losses from operation to date. We a net working capital deficiency of $10,744 as of September 30, 2006. This factor raises substantial doubt about our ability to continue as a going concern.

Management's plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase revenues in an effort to generate positive cash flow. Additionally, we must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Moixa III, Inc. and Subsidiaries

I have audited the accompanying balance sheets of Moixa III, Inc. and subsidiaries as of December 31, 2005, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moixa III, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Traci J. Anderson, CPA
Traci J. Anderson, CPA
Huntersville, NC
March 10, 2006

MOIXA III, Inc. And Subsidiaries
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$80
Accounts Receivable	1,073
TOTAL CURRENT ASSETS	1,153

PROPERTY AND EQUIPMENT
Rental Properties	132,600
Accumulated Depreciation	(11,166)
NET FIXED ASSETS	121,434
TOTAL ASSETS	$122,587

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$649
Note Payable--current portion	8,991
TOTAL CURRENT LIABILITIES	9,640

LONG-TERM LIABILITIES
Mortgage Payable	77,785
TOTAL LIABILITIES	87,425

Stockholders' Equity
Common stock ($.001 par value, 50,000,000 shares authorized:
14,235,000 issued and outstanding at December 31, 2005)	14,235
Common stock to be distributed	800
Paid In Capital	229,870
Accumulated Deficit	(200,743)
Receivable from the sale of stock to officer	(9,000)
TOTAL STOCKHOLDERS' EQUITY	35,162
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,587

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC. And Subsidiaries
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUES:
Rental Income	$27,740	$25,942
Other Income	51	34
TOTAL REVENUE	$27,791	$25,976

EXPENSES:
General and administrative	23,897	215,555
TOTAL EXPENSES	23,897	215,555
OPERATING INCOME (LOSS)	3,894	(189,579)

Interest Expense	(7,190)	(6,598)

NET INCOME (LOSS)	$(3,296)	$(196,177)

Net (loss) per share-
basic and fully diluted	*	$(.02)
Weighted average shares outstanding	14,235,000	10,000,000

* Less than $0.01

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC. And Subsidiaries
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(3,296)	$(196,177)
Adjustments to reconcile net (loss) to net cash provided by
(used in) operating activities
Depreciation	5,426	3,827
Common stock subscribed for services	7,273	180,000
Expenses pd and svcs performed by officer/majority shareholder	12,986	19,930
Increase (decrease) in accounts payable	464	(566)
(Increase) decrease in accounts receivable	387	(244)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	23,240	(846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments of mortgages payables	(23,160)	(7,616)
Issuance of common stock	-0-	800
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(23,160)	800

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	80	(46)

CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD	-	46

END OF THE PERIOD	$80	$-

The accompanying notes are an integral part of these consolidated financial statements.

MOIXA, INC. And Subsidiaries
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

			Common	Common	Additional	Receivable from
	Common	Common	Shares--to be	Stock--to be	Paid-in	Sale of Stock	Retained
	Shares	Stock	Distributed	distributed	Capital	to Officer	Deficit

Balances, January 1, 2004	10,000,000	$10,000	-	$-	$13,916	$(9,000)	$(1,270)
Issuance of Common Stock	-	-	-	-	-	-	-
Issuance of common shares for services	-	-	800,000	800	180,000	-	-
Contribution of capital by Officer	-	-	-	-	19,930	-	-
Net Income (loss) for the year	-	-	-	-	-	-	(196,177)
Balances, December 31, 2004	10,000,000	$10,000	800,000	$800	$213,846	$(9,000)	$(197,447)
Issuance of Common Stock	4,235,000	4,235	-	-	-	-	-
Contribution of capital	-	-	-	-	16,024	-	-
Net Income (loss) for the year	-	-	-	-	-	-	(3,296)
Balances, December 31, 2005	14,235,000	$14,235	800,000	$800	$229,870	$(9,000)	$(200,743)

The accompanying notes are an integral part of these financial statements.

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background— Moixa III, Inc. (“The Company”) was organized under the laws of the State of Nevada in June 2004 as a C-Corporation. Moixa III, Inc. owns 100% of Moixa First Corporation, a Massachusetts corporation, which owns 100% of its subsidiary, Moixa Second Corporation, also a Massachusetts corporation, which in turn owns its rental property. The purpose of the Company is to buy, sell, rent, and improve any and all aspects of real estate. The Company currently owns one building in Chicopee, Massachusetts.

Basis of Presentation—The financial statements included herein include the accounts of the Moixa III, Inc. prepared under the accrual basis of accounting.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company’s revenue is derived from rental income. As lessor, we retain substantially all the risks and benefits of residential property ownership and account for our leases with tenants as operating leases. Minimum rent from the income producing residential property is recognized on a straight-line basis over the terms of the respective leases and includes amortization of deferred revenue resulting from acquired leases and the amortization of lease inducements, if applicable. The term of each residential lease is based on the period during which a tenant has control of the residential unit. Judgment is required to determine when a tenant takes control of the residential unit, and accordingly when to commence the recognition of rent. The recognition of rental income begins at the date the tenant has control of the unit.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Advertising Costs—Advertising costs are expensed as incurred. The Advertising expense totaled $0 for the period ended December 31, 2005, respectively.

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and mortgage and notes payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible. As of December 31, 2005, the Company’s Accounts Receivable balance was $1,073.

Impairment of Long-Lived Assets—In accordance with SFAS No. 144, the Company reviews and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, including those noted above, the Company compares the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives. If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are estimated by discounting the projected cash flows. Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Rental Property—Rental property is stated at cost and includes an allocation between land and the building. The amount of cost that was allocated to the land was immaterial to the financial statements taken as a whole. Depreciation of the building, not the land portion, is provided by the straight-line method over the estimated economic life of the rental property’s remaining 27.5 years. As of December 31, 2005, the Company’s rental property balance was $123,382 (net).

The significant terms of the Lessard contract are as follows:

1.	Lessard is required to manage the property and is the exclusive agent thereof. This consists of rent collections and work orders on repairs.

2.	Compensation is 8% of collected rents or $150 per project, whichever is greater. Condos are a flat $55 per month.

3.	The term of the contract is month-to-month.

They account for the contract in a way that they record an expense as the services are performed by Lessard to cover the period that a benefit was received by the Company.

Rental Operations - In accordance with SFAS 67,  "Accounting for Costs and Initial Rental Operations of Real Estate Projects", costs incurred to sell real estate projects, if they ever occur, are capitalized if those costs are recoverable from the sale of the real estate project and are incurred for tangible assets that are used throughout the selling period to aid in the sale of the project.

The Company could perform construction management services in the future for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized as incurred in accordance with SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects". These costs will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Recent Accounting Pronouncements—In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The standard has no impact on the Company's financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how companies classify and measure certain financial with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some characteristics). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The standard has no impact the Company’s financial statements.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the period ended December 31, 2005 is summarized as follows:

Cash paid during the period ended December 31, 2005 for interest and income taxes:

                                                                            2005    2004
Income Taxes      $ ---    $ ---
Interest             $7,190  $6,598

NON-CASH FINANCING ACTIVITIES:

                                                                                    2005          2004
Common stock issued for services rendered      $ ----       $199,930

NOTE C—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit there from, there is no provision for current or deferred federal or state income taxes for the years ended December 31, 2005.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2005 is as follows:

    Total deferred tax assets (approximate)             $68,000
    Valuation allowance (approximate)                    (68,000)

          Net deferred tax asset                                      $  ----
                                                                               =======

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE C—INCOME TAXES (CON'T)
The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the year ended December 31, 2004 is as follows:

                                                                                                           2004  2003
Income tax computed at the federal statutory rate    34%  34%
Valuation allowance                                                              (34%)  (34%)
Total deferred tax asset                                                            0%      0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by approximately $3,296 and $194,907 for the years ended December 31, 2005 and 2004.

As of December 31, 2005, the Company has approximately $200,743 of net operating losses available that expire in various years through 2025.

NOTE D—GOING CONCERN

As shown in the accompanying audited financial statements, the Company has suffered recurring losses from operations to date. It experienced losses of $3,296 and $196,177during 2005 and 2004, respectively. The Company had a net deficiency of $200,743 as of December 31, 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to this matter are as follows: management will seek strategic relationships and alliances and/or additional properties that are already generating positive sales or positive cash flow and may consider a private placement solely to accredited investors to raise equity capital, but only after a sufficient amount of time has passed to avoid integrating the private placement with its current offering registered on Form SB-2. Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE E—SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2005.

MOIXA III, INC. AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 through December 31, 2004

NOTE F—EQUITY

    In 2005, 4,235,000 shares were issued. On June 3, 2004, the Company increased its number of currently authorized of 20,000 shares of common stock to 50,000,000 shares of common stock. The par value of each shall remain at $.001. In 2004, 800,000 shares were to be issued to consultants as compensation for services rendered to the Company and valued at the fair market value of the shares at the time of issuance. Of these shares, 700,000 were issued to Greentree Financial Group, Inc. pursuant to a contract in which Greentree agreed to assist in preparing our Form SB-2 registration statement, state blue-sky compliance, selecting an independent stock transfer agent, and EDGAR filing services. The shares were valued at the estimated value for the services received which was $70,000, or $.10 per share.

    An officer personally contributed $12,986 and $19,930 towards Company expenses during 2005 and 2004, respectively.

Stock-Based Compensation - The Company accounts for stock-based compensation using the fair value method of Financial Accounting Standard No. 123. Common shares issued for services rendered by a third party (employee or non-employee) are recorded at the fair value of the shares issued or services rendered, whichever is more readily determinable. The Company accounts for options and warrants under the same authoritative guidance using the Black-Scholes Option Pricing Model.

NOTE G—MORTGAGE PAYABLE

Mortgages incurred for the purchase of the rental property consist of the following:

Commercial Mortgage to an unrelated party. Dated June 4, 2003.
Bearing 7% interest through June 4, 2010, then bearing interest
of 3% above the Treasury Index. Maturing June 4, 2013.                                              $86,776

The principal payments on the above mortgage for the next 5 years are as follows:

2006	$ 8,991
2007	$ 9,641
2008	$ 10,338
2009	$ 11,085
2010	$ 11,886

        Total              $51,941

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    The accounting firm of Traci J. Anderson, Certified Public Accountants audited our financial statements for the years ended December 31, 2005 and December 31, 2004. We have never had any changes in or disagreements with our accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

    Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. These estimated expenses have been paid and we do not expect any material additional expenses as the result if this offering. Selling Security Holders will pay no offering expenses.

ITEM	EXPENSE

SEC Registration Fee	$50
Legal Fees and Expenses	$11,000
Accounting Fees and Expenses	$11,000
Transfer Agent Fees	$1,500
Blue Sky Fees	$5,000
Miscellaneous*	$1,450

Total*	$30,000

* Estimated Figure

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    On June 20, 2004, we issued 1,000 shares to our founder and director Duane Bennett, in exchange for $1,000 in cash. On July 3, 2004, we forward split our common stock 10,000 for 1. As a result, Mr. Bennett’s 1,000 shares were exchanged for 10,000,000 of our common shares. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the fact that Mr. Bennett was an accredited investor as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of his being a director of the Company.

    On January 30, 2005, we issued 2,500,000 shares to the Northeast Nominee Trust, of which our founder and director Duane Bennett is the sole trustee, in exchange for his release of all of his claims to ownership of Moixa First Corporation (a Massachusetts corporation), thereby ensuring that we are the sole 100% owners of Moixa First Corporation, which owns 100% of Moixa Second Corporation, which in turn owns our sole rental property. These shares were valued at par value of $.001 per share. The transaction was very difficult to assign a value to because Moixa First Corporation had no trading market for its stock, was relatively new, was only held by one person, and had a negative shareholder equity at the time; moreover, the transaction was a relatively minor reorganization. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the fact that Mr. Bennett was an accredited investor as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of his being a director of the Company.

    On February 15, 2005, we issued 25,000 shares to Lessard Property Management, Inc. in exchange for their consent to continue service according to the rights and obligations under their property management agreement with Duane Bennett dated August 27, 2003. These shares were valued at par value of $.001 per share. The share value was arrived at based on the facts that the company had no trading market for its stock, was relatively new, and had negative shareholder equity at the time of issuance. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

        On February 24, 2005, we issued a total of 480,000 common shares to three individuals, as follows: our President, Phil Guazzaloca, 150,000 shares; our director, Duane Bennett, 180,000 shares; and our director, Karol Kapinos, 150,000 shares. These shares were issued in exchange for their services as management of the Company. These shares were valued at par value of $.001 per share. The share value was arrived at based on the facts that the company had no trading market for its stock, was relatively new, and had negative shareholder equity at the time of issuance. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the facts that Mr. Guazzaloca, Mr. Bennett, and Mr. Kapinos were all accredited investors as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of their being officers and/or directors of the Company.

      On February 25, 2005, we issued 100,000 shares to U.S. Capital Partners, Inc. in exchange for financial consulting services rendered to the Company. These shares were valued at par value of $.001 per share. The share value was arrived at based on the facts that the company had no trading market for its stock, was relatively new, and had negative shareholder equity at the time of issuance. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

      On March 9, 2005, we issued a total of 330,000 shares to four individuals, as follows: Vladimir Vdovichenko, 100,000 shares; Michael Langer, 100,000 shares; Mark Gaenslen, 100,000 shares; and Anne Borelli, 30,000 shares. These shares were valued at $.001 per share and were issued in exchange for real estate location and consulting services rendered to the Company, and for tax and accounting advice, in the case of Ms. Borelli. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only four offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees are sophisticated investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

    On March 14, 2005, we issued 700,000 shares to one individual, as follows: Earlier, on August 27, 2004, we entered into a Consulting Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in the preparation of documents related to registering our stock and having our common stock publicly traded. In exchange for the foregoing services, we have paid Greentree Financial Services Corp., 700,000 shares of our common stock for: (i) assistance with the preparation of our Form SB-2 registration statement; (ii) state Blue-Sky compliance; (iii) selection of an independent stock transfer agent; and (iv) EDGAR services. The shares issued were valued at the estimated value for the services received which was $70,000, or $.10 per share. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

    On March 25, 2005, we issued a total of 100,000 shares to 40 individuals, as follows: We issued shares in amounts ranging from 1,000 shares to 6,000 shares to the 40 Chinese persons whose names appear on the list of Selling Shareholders earlier in this registration statement. The shares were valued at $.10 per share. We relied on exemptions from registration provided by Regulation S and Section 4(2) of the Securities Act of 1933, as amended. We believe the exemptions to be available, based on the fact that all 37 persons are not U.S. persons, and all provided Chinese addresses and Chinese identification numbers indicating that they are citizens of China.

ITEM 27.  EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation *
3.2	Bylaws *
10.1	Financial Consulting Agreement between Moixa III, Inc. and Greentree Financial Group, Inc. *
10.2	Property Management Agreement with Lessard Property Management *
10.3	Assignment of Contract Rights and Obligations***
10.4	Quitclaim Deed**
10.5	Chicopee Loan Agreement**
5(i)	Legal Opinion of Jared P. Febbroriello, Esq. LL.M. and Consent **
23.1	Consent of auditors **

* Included with the Company’s original Form SB-2, filed previously with the Commission on 5/17/05.
** Current version filed with this Amended Form SB-2.
*** Included with Company's Form SB-2 Amendment, filed  previously with the Commission on 8/31/06.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

·	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

·
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

·	Include any additional or changed material information on the plan of distribution.

2.
That, for determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

6.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chicopee, State of Massachusetts on January 8, 2007.

            Moixa III, Inc.

/s/ Phil Guazzaloca
By:  Phil Guazzaloca
Title:  President, Principal Executive Officer,
                                                                                 Principal Financial Officer, and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Phil Guazzaloca
By: Phil Guazzaloca
Title:	Director, Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer
Date: January 8, 2007

/s/ Duane Bennett
By: Duane Bennett
Title:	Director
Date: January 8, 2007

/s/ Karol Kapinos
By: Karol Kapinos
Title:	Director
Date: January 8, 2007